Exhibit 5.2

February 10, 2020

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

Re:	Stanley Black & Decker, Inc. — 2.300% Notes due 2030 and 4.000% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures due 2060

Ladies and Gentlemen:

We have acted as special New York counsel to Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), in connection with the public offering of $750,000,000 aggregate principal amount of the Company’s 2.300% Notes due 2030 (the “Notes”) and $750,000,000 aggregate principal amount of the Company’s 4.000% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures due 2060 (the “Debentures” and, together with the Notes, the “Securities”).

The Notes are to be issued under a base indenture, dated as of November 1, 2002 (the “Base Senior Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (in such capacity, the “Notes Trustee”), as successor trustee to JPMorgan Chase Bank N.A, as supplemented by an eighth supplemental indenture, dated as of the date hereof (the “Eighth Supplemental Senior Indenture” and, together with the Base Senior Indenture, the “Senior Indenture”), between the Company and the Notes Trustee. The Debentures are to be issued under a junior subordinated indenture, dated as of November 22, 2005 (the “Base Subordinated Indenture”), between the Company and HSBC Bank USA, National Association, as trustee (in such capacity, the “Debentures Trustee” and, together with the Notes Trustee, the “Trustees”), as supplemented by a sixth supplemental junior subordinated indenture, dated as of the date hereof (the “Sixth Supplemental Subordinated Indenture” and, together with the Base Subordinated Indenture, the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), between the Company and the Debentures Trustee.

Stanley Black & Decker, Inc.

February 10, 2020

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)    the registration statement on Form S-3 (File No. 333-221127) of the Company relating to debt securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on October 26, 2017 under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)    an executed copy of the Underwriting Agreement, dated February 3, 2020 (the “Underwriting Agreement”), between the Company and BofA Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities;

(c)    an executed copy of the Base Senior Indenture;

(d)    an executed copy of the Eighth Supplemental Senior Indenture;

(e)    an executed copy of the Base Subordinated Indenture;

(f)    an executed copy of the Sixth Supplemental Subordinated Indenture;

(g)    the global certificates evidencing the Notes registered in the name of Cede & Co. (the “Notes Certificates”) in the form delivered by the Company to the Notes Trustee for authentication and delivery; and

(h)    the global certificates evidencing the Debentures registered in the name of Cede & Co. (together with the Notes Certificates, the “Certificates”) in the form delivered by the Company to the Debentures Trustee for authentication and delivery.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties set forth in the Underwriting Agreement.

Stanley Black & Decker, Inc.

February 10, 2020

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York.

As used herein, “Transaction Documents” means the Underwriting Agreement, the Senior Indenture, the Subordinated Indenture and the Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when the Certificates are duly authenticated by the applicable Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the applicable Indenture, the Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinion stated herein is subject to the following qualifications:

(a)    we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)    we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)    except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)    we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(f)    we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document; and

Stanley Black & Decker, Inc.

February 10, 2020

(g)    to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality.

In addition, in rendering the foregoing opinion we have assumed that, at all applicable times:

(a)    the Company (i) was duly incorporated and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents;

(b)    the Company had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents;

(c)    each of the Transaction Documents had been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

(d)    neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities: (i) conflicted or will conflict with the certificate of incorporation or bylaws of the Company, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s most recent Annual Report on Form 10-K), (iv) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (v) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (vi) with respect to the laws of the State of New York);

(e)    neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(f)    the choice of New York law to govern the Indentures and the Securities is a valid and legal provision.

Stanley Black & Decker, Inc.

February 10, 2020

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectuses relating to the Securities in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

GAF